                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                               PURSUANT TO 13d-2
                              (AMENDMENT NO.  )(1)



                           CORVAS INTERNATIONAL, INC.
                           --------------------------
                                (Name of Issuer

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                  22100 5 101
                                  -----------
                                 (CUSIP Number)


                               NOVEMBER 16, 1999
                               -----------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          / /  Rule 13d-1(b)
          /X/  Rule 13d-1(c)
          / /  Rule 13d-1(d)


------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO. 22100 5 101                13G                    PAGE 2 OF 7 PAGES

-------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS:
            BIOTECHNOLOGY VALUE FUND, L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/  (b) / /
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-------------------------------------------------------------------------------
  NUMBER         5   SOLE VOTING POWER
    OF                  0
  SHARES         --------------------------------------------------------------
BENEFICIALLY     6   SHARED VOTING POWER
 OWNED BY               1,519,216
   EACH          --------------------------------------------------------------
 REPORTING       7   SOLE DISPOSITIVE POWER
  PERSON                0
   WITH          --------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
                        1,519,216
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,519,216
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        8.5%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO. 22100 5 101                13G                    PAGE 3 OF 7 PAGES

-------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS:
           BVF PARTNERS L.P.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/  (b) / /
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-------------------------------------------------------------------------------
  NUMBER         5   SOLE VOTING POWER
    OF                  0
  SHARES         --------------------------------------------------------------
BENEFICIALLY     6   SHARED VOTING POWER
 OWNED BY               2,956,357
   EACH          --------------------------------------------------------------
 REPORTING       7   SOLE DISPOSITIVE POWER
  PERSON                0
   WITH          --------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
                        2,956,357
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,956,357
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        16.5%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
        PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 22100 5 101                13G                    PAGE 4 OF 7 PAGES

-------------------------------------------------------------------------------
 1   NAMES OF REPORTING PERSONS:
           BVF INC.
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/  (b) / /
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE
-------------------------------------------------------------------------------
  NUMBER         5   SOLE VOTING POWER
    OF                  0
  SHARES         --------------------------------------------------------------
BENEFICIALLY     6   SHARED VOTING POWER
 OWNED BY               2,956,357
   EACH          --------------------------------------------------------------
 REPORTING       7   SOLE DISPOSITIVE POWER
  PERSON                0
   WITH          --------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
                        2,956,357
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,956,357
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  / /
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        16.5%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
        IA, CO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 22100 5 101                13G                    PAGE 5 OF 7 PAGES

ITEM 1(a).  NAME OF ISSUER:

            Corvas International, Inc. ("Corvas")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3030 Science Park Road
            San Diego, CA  92121

ITEM 2(a).  NAME OF PERSON FILING:

            This schedule is being filed on behalf of the following persons*:

            (i)   Biotechnology Value Fund, L.P. ("BVF")
            (ii)  BVF Partners, L.P.  ("Partners")
            (iii) BVF Inc. ("BVF Inc.")

            * Attached as Exhibit A is a copy of an agreement between the
              Persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The principal business office of the persons comprising the group filing this Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois 60606.

ITEM 2(c).  CITIZENSHIP:

            BVF:         a Delaware limited partnership
            Partners:    a Delaware limited partnership
            BVF Inc.:    a Delaware corporation

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

          The class of securities beneficially owned by the persons filing this statement is common stock.

ITEM 2(e).  CUSIP NUMBER:

            22100 5 101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS
        BOX: /X/

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CUSIP NO. 22100 5 101                13G                    PAGE 6 OF 7 PAGES

ITEM 4.     OWNERSHIP:

            The information in items 1 and 5 through 11 on the cover pages (pp.2 - 4) on Schedule 13G is hereby incorporated by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. / /

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. The only managed account which owns more than 5% of the common stock of Corvas is the Biotechnology Value Fund, Ltd., a Cayman Islands corporation.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

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CUSIP NO. 22100 5 101                13G                    PAGE 7 OF 7 PAGES


ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: November 24, 1999


            BIOTECHNOLOGY VALUE FUND, L.P.

            By:  BVF Partners L.P., its general partner

                 By:   BVF Inc., its general partner


                       By: /s/ Mark N. Lampert
                           ---------------------
                           Mark N. Lampert
                           President

            BVF PARTNERS L.P.

            By:  BVF Inc., its general partner


                 By: /s/ Mark N. Lampert
                     ------------------------
                     Mark N. Lampert
                     President

            BVF INC.


            By: /s/ Mark N. Lampert
                --------------------------
                Mark N. Lampert
                President